Exhibit 99.01

News Release Avi Sharon, Investor Relations 212.756.4077 avi.sharon@alliancebernstein.com	John Meyers, Media 212.969.2301 john.meyers@alliancebernstein.com

AllianceBernstein Announces CFO Transition

John B. Howard to Leave Company
Search for Successor Initiated
Edward J. Farrell Named Interim CFO

NEW YORK, January 12, 2011 - AllianceBernstein Holding L.P. (NYSE:AB) today announced that Chief Financial Officer John B. Howard informed the company on January 10, 2011, that he will leave AllianceBernstein to return to his former employer, AQR Capital Management, in his former role as Chief Operating Officer.

Howard will remain with AllianceBernstein until February 15, 2011, in order to oversee the release of fourth quarter 2010 earnings and assist with the transition.  The company has engaged a firm to conduct an internal and external search for a successor. Edward J.  Farrell, AllianceBernstein’s Corporate Controller, will also serve as Interim Chief Financial Officer.

Peter S. Kraus, Chairman and Chief Executive Officer of AllianceBernstein, said, “We understand and respect the decision that John has made and wish him the best.  He has worked tirelessly and with sharp focus during his tenure at AllianceBernstein.  He significantly strengthened our Finance processes and enhanced our internal and external reporting.”

Kraus added, “Ed has very strong finance skills and experience and I am confident that under his leadership, the Finance function will continue to run smoothly.”

Farrell, 50, joined AllianceBernstein in 2003 as a Senior Vice President and Corporate Controller. He also serves as the Chief Financial Officer for Sanford C. Bernstein & Co., LLC.  From 1994 to 2003, he worked at Nomura Securities International, Inc., where he was a Managing Director and held various senior finance positions including Chief Financial Officer. Prior to joining Nomura, Farrell spent 10 years in various finance positions at Salomon Brothers Inc.  He also worked at PricewaterhouseCoopers LLP and is a Certified Public Accountant.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At December 31, 2010, AllianceBernstein Holding L.P. owned approximately 37.8% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 61.4% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our internet site, http://www.alliancebernstein.com/

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